Exhibit D(51)

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Strategic Balanced Fund

This Investment Sub-Advisory Agreement (this “Sub-Advisory Agreement”), is by and between J.P. Morgan Investment Management Inc. (the “Sub-Adviser”) and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), for the MassMutual Select Strategic Balanced Fund (the “Fund”), a series of MassMutual Select Funds (the “Trust”), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”), effective as of the 8th day of October, 2008.

WHEREAS, the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement; and

WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, MassMutual desires to appoint the Sub-Adviser as one of the sub-advisers for the Fund with responsibility for such portion of the Fund’s assets as MassMutual shall direct from time to time (the “Portfolio”) and the Sub-Adviser is willing to act in such capacity upon the terms herein set forth;

WHEREAS, the Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual, the Fund and the Sub-Adviser, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	General Provision.

(a)        MassMutual hereby employs the Sub-Adviser and the Sub-Adviser hereby undertakes to act as the investment sub-adviser of the Portfolio to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. The Sub-Adviser shall give to the Fund and the Trust’s Board of Trustees the benefit of the Sub-Adviser’s best judgment, effort, advice and recommendations to the extent consistent with its obligations under the Adviser’s Act, and shall manage the Portfolio in compliance with:

(i)        the provisions of the Act and any rules or regulations thereunder;

(ii)       any other applicable provisions of state or federal law or regulation, or rules and regulations of self regulatory organizations, applicable to the operation of registered investment companies;

(iii)      the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time and provided to the Sub-Adviser by MassMutual (collectively referred to as the “Trust Documents”);

(iv)      policies and determinations of the Board of Trustees of the Trust and MassMutual, which have been delivered to the Sub-Adviser which are not inconsistent with (i) – (iii) and (v) – (vi) of this Paragraph 1(a);

(v)       the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Act or as such policies may, from time to time, be amended by the Fund’s Board of Trustees or shareholders; and

(vi)      the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b)        The appropriate officers and employees of the Sub-Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to the services provided by the Sub-Adviser hereunder. MassMutual acknowledges that the Sub-Adviser is not the Fund’s pricing agent. The Sub-Adviser will provide reasonable assistance to the Fund’s pricing agent in valuing securities held by the Fund for which market quotations are not readily available (i.e., internally priced securities).

(c)        MassMutual acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for MassMutual, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and MassMutual and the Fund’s Disclosure Documents (collectively, the “Charter Requirements”), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records, and upon written instructions received from the Fund, MassMutual or the Fund’s administrator, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, MassMutual or the Fund’s administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade in securities of certain specified MassMutual or Fund affiliates, the Sub-Adviser shall be afforded five business days after receipt of such instruction to implement this trading restriction).

(d)        MassMutual acknowledges that all services provided by Sub-Adviser through its London Branch under this Sub-Advisory Agreement are provided on the basis that MassMutual and the Fund are “Professional Clients” as defined by the U.K. Financial Services Authority’s rules.

2.	Duties of the Sub-Adviser.

(a)        The Sub-Adviser shall, subject to the direction and control by the Trust’s Board of Trustees or MassMutual, to the extent MassMutual’s direction is not inconsistent with the Disclosure Documents, (i) regularly provide investment advice and recommendations to the Portfolio, directly or through MassMutual, with respect to the Portfolio’s investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Portfolio and the composition of its portfolio and, without prior consultation with the Trust’s Board of Trustees or MassMutual, determine what securities or other investments shall be purchased or sold by the Portfolio; (iii) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Portfolio and the sale of securities and other investments held in the portfolio of the Portfolio; (iv) provide reports on the foregoing to the Board of Trustees at each Board meeting; and (v) vote or exercise any proxies or other consent rights with respect to such securities or investments.

(b)        The Sub-Adviser shall provide to MassMutual such reports for the Portfolio, and in monthly, quarterly or annual time frames, as MassMutual shall reasonably request or as required by applicable law or regulation, including, but not limited to, compliance reports and those reports listed in Appendix A.

(c)        Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 7 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d)        Provided that nothing herein shall be deemed to protect the Sub-Adviser from acts or omissions in breach of this Sub-Advisory Agreement or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Advisory Agreement, the Sub-Adviser shall not be liable for any loss sustained by reason of errors or omissions in connection with any matters to which this Sub-Advisory Agreement relates.

(e)        The Sub-Adviser shall make all material disclosures to MassMutual and the Fund regarding itself and its officers, directors, shareholders, employees, or any person who controls any of the foregoing, including, but not limited to, publicly available information regarding any change in control of the Sub-Adviser or any change in its key personnel that could materially affect the services provided by the Sub-Adviser hereunder, publicly available information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser or any person who controls the Sub-Adviser, information regarding the investment performance and general investment methods of the Sub-Adviser, summary information regarding the results of any examination of the Sub-Adviser conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization, information that MassMutual and the Sub-Adviser reasonably deem material to the Fund or necessary to enable MassMutual to monitor the performance of the Sub-Adviser and information about the Sub-Adviser that is required, in the reasonable judgment of MassMutual, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(f)        The Sub-Adviser shall provide MassMutual, upon reasonable prior written request by MassMutual to the Sub-Adviser, with access to inspect at the Sub-Adviser’s office the books and records of the Sub-Adviser relating to the Portfolio and the Sub-Adviser’s performance hereunder. The Sub-Adviser agrees that all records which it maintains for the Fund are property of the Fund and the Sub-Adviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request.

(g)        The Sub-Adviser makes no representations or warranty, express or implied (except as subject to Section 3(b) herein), that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard, including any other clients of the Sub-Adviser or index.

(h)        The Sub-Adviser agrees to reimburse MassMutual for any costs associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the

Disclosure Documents due to changes caused by the Sub-Adviser, except for any such costs which may properly be charged to the Fund.

3.	Other Activities.

(a)        Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm, corporation or other entity and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not result in a breach by any party of its duties and obligations under this Sub-Advisory Agreement.

(b)        The Sub-Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it over the Portfolio. The Sub-Adviser, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide MassMutual with an explanation of the difference, if any, in the performance of the relevant portion of the Portfolio managed by the Sub-Adviser and the performance of the Sub-Adviser’s composite of accounts following the same investment strategy as that portion of the Portfolio. To the extent that a particular investment is suitable for both the Portfolio and the Sub-Adviser’s other clients, such investment will be allocated among the Portfolio and such other clients in a manner that the Sub-Adviser believes is fair and equitable in the circumstances.

4.	Obligations of MassMutual and the Fund.

(a)        MassMutual will provide, or has provided, to the Sub-Adviser, such information or documents as the Sub-Adviser shall reasonably request or as required by applicable law or regulation. Throughout the term of this Sub-Advisory Agreement, MassMutual shall continue to provide such information and documents to the Sub-Adviser, including any amendments, updates or supplements to such information or documents before or at the time the amendments, updates or supplements become effective. MassMutual shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or requested by the Sub-Adviser to perform its responsibilities pursuant to this Sub-Advisory Agreement.

(b)        MassMutual shall provide such assistance to the Sub-Adviser in setting up and maintaining brokerage accounts and other accounts as the Sub-Adviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Advisory Agreement.

5.          Custodian and Fund Accountant. The Fund assets shall be maintained in the custody of State Street Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, or such other custodian identified to the Sub-Adviser. Any assets added to the Fund shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund’s assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the Act or other applicable law. In addition, at the date of this Sub-Advisory Agreement, MassMutual has contracted with State Street Bank and Trust Company to provide fund accounting services on behalf of the Fund. The Sub-Adviser shall have no liability for the acts or omissions of State Street Bank and Trust Company or such other fund accountant in connection with fund accounting services provided on behalf of the Fund.

6.	Compensation of the Sub-Adviser.

(a)        MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, fees paid monthly, in arrears, at the following rates: [ ].

(b)        Expenses. MassMutual, the Trust and the Fund shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Sub-Advisory Agreement. The Sub-Adviser shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of MassMutual, the Trust or the Fund, including, without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; and (c) custodian fees and expenses. Any reimbursement of management or other fees required by an expense limitation provision and any liability arising out of a violation by MassMutual of Section 36(b) of the Act shall be the sole responsibility of MassMutual, provided that nothing herein shall relieve Sub-Adviser from its own liability under Section 36(b) of the Act with respect to its duties under this Sub-Advisory Agreement.

7.	Portfolio Transactions and Brokerage.

(a)        The Sub-Adviser is authorized, in arranging the purchase and sale of the Portfolio’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution of the Fund’s portfolio transactions.

(b)        The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c)        MassMutual hereby agrees that, in managing the EAFE Assets, the Sub-Adviser may execute trades in markets that are not “regulated markets” as that term is defined in the “Markets in Financial Instruments Directive” and may utilize a multilateral trading facility. See Appendix B.

(d)        The Sub-Adviser shall select broker-dealers to effect the Portfolio’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio. Subject to these requirements and the provisions of the Act, Section 28(e) of the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it or the Trust are affiliated. Subject to the requirements of U.S. law, MassMutual agrees that Sub-Adviser may follow the best execution policy described on Appendix B in managing the EAFE Assets.

8.	Representations And Warranties of The Sub-Adviser.

The Sub-Adviser hereby represents and warrants to the Fund and MassMutual that:

(a)        The Sub-Adviser is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(b)        The Sub-Adviser has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(c)        There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects, (ii) affect adversely in any material respect the Sub-Adviser’s assets, (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Sub-Advisory Agreement, or (iv) result in a matter which would require an amendment to the Sub-Adviser’s Form ADV, Part II; and the Sub-Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(d)        All references in the Disclosure Documents concerning the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use in the Disclosure Documents, as well as all performance information provided to MassMutual by the Sub-Adviser or approved by the Sub-Adviser for use by MassMutual, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

9.	Representations and Warranties of MassMutual.

(a)        MassMutual represents and warrants to the Sub-Adviser the following:

(i)	MassMutual has all requisite corporate power and authority under the laws of the Commonwealth of Massachusetts and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Sub-Advisory Agreement.

(ii)	MassMutual is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law.

(iii)	MassMutual has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission.

(iv)	MassMutual has received a copy of Part II of Sub-Adviser’s Form ADV.

(v)

There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which MassMutual is subject, which might reasonably be expected to (i) result in any material adverse change in MassMutual’s condition (financial or otherwise) or (ii) materially impair

MassMutual’s ability to discharge its obligations under this Sub-Advisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

10.	Covenants of the Sub-Adviser.

(a)        If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Sub-Adviser’s representations and warranties in Section 8 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b)        The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and MassMutual with updated information relating to the Portfolio’s performance results as reasonably required from time to time by the Fund and MassMutual. The Sub-Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

11.	Confidentiality.

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, MassMutual acknowledges that the securities holdings of the Fund constitute information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for MassMutual or the Fund, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties hereto in writing. Further, MassMutual agrees that information supplied by the Sub-Adviser is valuable to the Sub-Adviser, and MassMutual agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Sub-Adviser agrees that any and all information that it obtains pursuant to this Sub-Advisory Agreement regarding MassMutual or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to MassMutual and will be used exclusively to fulfill the Sub-Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Sub-Adviser or agent of the Fund, except (i) as necessary for the Sub-Adviser to fulfill its obligations pursuant to this Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing, MassMutual agrees that the Sub-Adviser may identify it or the Fund as a client in promotional materials. Notwithstanding the foregoing, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including but not limited to the identity of the Fund and the market value of the Portfolio), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Sub-Advisory Agreement.

12.	Review of Fund Documents.

During the term of this Sub-Advisory Agreement, MassMutual shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and MassMutual shall not use any such materials if the Sub-Adviser reasonably objects in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund’s prospectus and other parts of its registration statement) after receipt thereof. MassMutual shall ensure that materials prepared by employees or agents of MassMutual or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the preceding sentence.

13.	Use of Names

The parties agree that the names of both the Sub-Adviser and MassMutual, the names of any affiliates of the Sub-Adviser and MassMutual and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser, MassMutual and each company’s affiliates. MassMutual and the Fund shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. Similarly, the Sub-Adviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MassMutual, which approval shall not be unreasonably withheld or delayed so long as this Sub-Advisory Agreement is in effect. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, do not require such prior approval.

Upon termination of this Sub-Advisory Agreement, the Sub-Adviser, MassMutual and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Sub-Adviser, MassMutual and the Fund agree that they will each review with the other parties any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser, MassMutual or their affiliates, as applicable, or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser, MassMutual or their affiliates may review the context in which they are referred to, it being agreed that each party shall have no responsibility to ensure the adequacy of the form or content of such materials used by the other parties for purposes of the Act or other applicable laws and regulations. If the Sub-Adviser, MassMutual or the Fund makes any unauthorized use of another party’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the other parties shall suffer irreparable harm for which monetary damages are inadequate and thus, the other parties shall be entitled to injunctive relief.

14.	Duration.

Unless terminated earlier pursuant to Section 15 hereof, this Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 15 hereof, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the Act)

of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

15.	Termination.

(a)        This Sub-Advisory Agreement shall terminate automatically upon its unauthorized assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b)        The Sub-Advisory Agreement may be terminated by MassMutual or the Board of Trustees of the Trust: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser’s registration under the Adviser’s Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if MassMutual or the Board of Trustees of the Trust determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by MassMutual or the Board of Trustees of the Trust that the Sub-Adviser has breached an obligation or duty under this Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon sixty days prior written notice to Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a “majority” of the outstanding voting securities of the Fund (as defined in the Act).

(c)        The Sub-Advisory Agreement may be terminated by the Sub-Adviser, without penalty at any time, upon sixty days’ prior written notice, to MassMutual and the Trust.

16.	Indemnification.

(a)        The Sub-Adviser agrees to indemnify the Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser may become subject (“Losses”) as a direct result of Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

(b)        The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all Losses to which the Sub-Adviser may become subject as a direct result of this Agreement or Sub-Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from Sub-Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

(c)        Under no circumstances shall the Adviser or the Sub-Adviser be liable for any special, consequential or indirect damages.

17.	Disclaimer of Shareholder Liability.

MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust’s property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

18.	Notice.

Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MassMutual:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
	Attention:	Eric Wietsma
Corporate Vice President

If to the Sub-Adviser:	J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, N.Y. 10167
Attention: Funds - Legal

With a copy to:

If to either MassMutual or the Sub-Adviser, copies to:

MassMutual Select Funds
1295 State Street
Springfield, MA 01111
	Attention:	Andrew M. Goldberg
Assistant Secretary

19.	No Assignment.

No assignment (within the meaning of the Act) of this Sub-Advisory Agreement may be made without the express written consent of all parties hereto.

20.	Delegation.

Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub- Adviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.

21.	Customer Identification Program.

To help the government fight the funding of terrorism and money laundering activities, Sub-Adviser has adopted a Customer Identification Program, (“CIP”) pursuant to which Sub-Adviser is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate Sub-Adviser’s compliance with its CIP, MassMutual hereby represents and warrants that (i) the Fund’s taxpayer identification number or other government issued identification number is 03-0532459, (ii) all documents provided to Sub-Adviser are true and accurate as of the date hereof, and (iii) MassMutual agrees to provide to Sub-Adviser such other information and documents that Sub-Adviser requests in order to comply with Sub-Adviser’s CIP.

22.	Amendments to this Sub-Advisory Agreement.

This Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

23.	Governing Law.

This Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

24.	Survival.

The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any matter arising while this Sub-Advisory Agreement was in effect.

25.	Successors.

This Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

26.	Entire Agreement.

This Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

27.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

28.	Severability.

If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision had never been contained herein.

29.	Counterparts.

This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Fund, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Eric Wietsma
Name: Eric Wietsma
Title: Corporate Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Scott Moritz
Name: Scott Moritz
Title: Vice President

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS

on behalf of MassMutual Select Strategic Balanced Fund

By: /s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

Appendix A

The Sub-Adviser shall provide to MassMutual the following:

1.	Quarterly Portfolio Data Sheets (The Sub-Adviser will aim to provide as much of the following information as possible by the 15th business day after the end of every quarter):

The data sheets should include the following information:

a. Portfolio Characteristics for the Fund, standard and best fit market index

b. Portfolio Sector Weights for the Fund, standard and best fit market index.

c. Top 10 Equity Holdings (% of equities) for the Fund

d. Top 5 contributors and detractors by performance based on contribution to the portfolio

e. Purchases (New) and Sales (Eliminated) during the quarter.

f. Performance of the Fund vs. standard and best fit market index and peer group

2.

Portfolio Manager Commentary (The Sub-Adviser will aim to provide as much of the following information as possible by the 15th business day after the end of every quarter): The commentary should include information on the following topics (there is no limit to the number of words used):

a.	Qualitative assessment by manager: list three factors that were the major influences on performance

– both positive and negative

b.	Performance attribution:
-	The industry weightings that had the largest contribution to performance during the most recent quarter.
-	The industry weightings that had the largest detraction from performance during the most recent quarter.
-	The five holdings that contributed the most to performance during the most recent quarter.
-	The five holdings that detracted the most from performance during the most recent quarter.
c.	The manager’s market outlook.
d.	How he/she has positioned the Fund for the near term.

3.	Third party portfolio attribution analysis of the Fund: Performance attribution should demonstrate the impact of portfolio management decisions including Asset Allocation Effects and Security Selection Effects.

4.	Quarterly Conference Calls: The purpose of this contact will be to obtain a greater understanding of the performance of the Fund, the reasons for that performance, and to gain valuable insights into the Fund provided by the manager

5.	Annual On-Site Meeting - As part of MassMutual’s due diligence process, members of MassMutual’s Investment Group arrange an “on site” meeting with each of the managers in MassMutual’s Investment Program. Typically, these meetings include a general overview of the firm as well as separate meetings with each of the portfolio managers to discuss their long-term and short-term strategies, modifications to their investment strategy or style and any other relevant information

APPENDIX B

J. P. Morgan Investment Management Inc., London Branch

Order Execution Policy Disclosure

1	Introduction

The rules of the Financial Services Authority (“FSA”), in implementing the Markets in Financial Instruments Directive (“MiFID”), require investment firms to send information on their execution policy to their clients, showing the reasonable steps they seek to take to obtain the best possible result (“best execution”) for their clients. This document sets out information on the execution policy of JPMorgan Asset Management (UK) Limited and its investment management affiliates (“JPMAM” 1) and covers all asset classes that we may manage for our clients from the United Kingdom.

2	Obtaining best execution

We will consider a number of factors in seeking to obtain best execution. These may include price, costs, speed, likelihood of execution and settlement, size, and the nature of the trade or other considerations.

The relative importance of these factors will be determined by considering matters including the characteristics of the portfolio manager’s order, the characteristics of the financial instruments that are subject to that order and the characteristics of the counterparties and execution venues to which that order can be directed.

Ordinarily, price and costs together will merit high relative importance in obtaining best execution, but this will be tempered, for example, where speed of execution becomes important for investment or client cash flow requirements, or where the size of the trade is large compared to the liquidity of the instrument in question.

1 JPMorgan Asset Management refers to the following UK based legal entities: JPMorgan Asset Management (UK) Limited, JPMorgan Investment Management Inc. London Branch, JPMorgan Chase Bank N.A. London Branch (Asset Management Division).

3	Dealing venues/counterparties

We assess dealing venues and counterparties to determine whether they are able to provide us with best execution on a consistent basis. Our internal Risk Management Department assesses counterparties before they are approved for use and periodically reviews the credit ratings of all the counterparties we use. Our dealers, portfolio managers and research analysts continually consider the quality of service provided by counterparties, with a formal review conducted at least annually.

JPMAM believes that execution quality can be improved for certain asset classes when our in-house dealers situated locally place trades for execution, making use of local knowledge and working in local time zones. Therefore, we may have relevant transactions executed through our dealing desks in the United Kingdom, the United States or Asia.

We execute transactions for our clients in various ways:

We may place orders with counterparties in the EEA,(European Economic Area) who will themselves be subject to MiFID best execution requirements in these circumstances. They, in turn, may execute the transaction on a regulated market, on an electronic trading facility (referred to as a Multilateral Trading Facility under MiFID) or internally, either by crossing with orders from their other clients or by using their own capital (and acting as principal).

We may alternatively request a quote to trade over the counter with a counterparty on behalf of a portfolio. We will execute the transaction with the counterparty where we believe the terms enable us to achieve best execution. This method of dealing is customary and predominant in the fixed income and currency markets and we may use it for other instruments such as equities and derivatives when we believe that it will achieve best execution for clients.

We will place orders with counterparties outside the EEA or execute transactions with counterparties outside the EEA where the orders relate to instruments that are not traded in the EEA or where best execution will be achieved outside the EEA, for example because the price and costs may be cheaper.

We consider some or all of the following criteria in choosing the most appropriate venue or counterparty to seek to obtain best execution, depending on the order:

•	the size of the trade relative to other trades in the same financial instrument

•	the need to minimise the possible market impact

•	ability of our counterparty to commit their capital to our trades

•	access to liquidity/natural order flow

•	whether or not the security is traded on exchange or over the counter

•	the client mandate and client restrictions

•	overall ranking of the counterparty from our internal reviews

•	clearance and settlement capabilities

•	commission rates and other costs

•	characteristics of the venue(s) to which the order can be directed

•	any other relevant factor

We generally conclude transactions in listed mutual funds (but not investment trusts) with the fund provider at the official price since we do not consider that sufficient liquidity is available elsewhere to enable us to obtain the best possible result on a consistent basis.

4	Assessment

We look to minimise the impact of our trades on the market and keep trading costs low by aggregating trades for our clients. In the case of equities, we use a number of post trade analytical tools to monitor the costs of individual transactions where possible. We monitor trade prices against industry benchmarks where available, with the assistance of exception reports to determine if best execution has been achieved.

5	Review of policy

We will review our execution arrangements and policy at least annually, and additionally where there is a material change to our execution arrangements. We review annually the EEA and non-EEA brokers with whom we place orders for execution. We will notify our clients of material changes.

July, 2007